EXHIBIT (h.1)
Transfer Agency and Services Agreement

AMENDED AND RESTATED EXHIBIT 1
TO TRANSFER AGENCY AND SERVICES AGREEMENT

          This Amended and Restated Exhibit 1, dated as of September 30, 2008, is the Amended and Restated Exhibit 1 to the Transfer Agency and Services Agreement dated December 31, 1995 between Sit Mutual Funds, Inc. and PNC Global Investment Servicing (U.S.) Inc. (formerly PFPC Inc.) for the addition of Sit Global Dividend Growth Fund (Series H), Class I and Class S.

Sit International Growth Fund (Series A)

Sit Balanced Fund (Series B)

Sit Developing Markets Growth Fund (Series C)

Sit Small Cap Growth Fund (Series D)

Sit Dividend Growth Fund (Series G)

Sit Global Dividend Growth Fund (Series H)
(Class I and Class S)

SIT MUTUAL FUNDS, INC.

By:	/s/Paul E. Rasmussen
Name:	Paul E. Rasmussen
Title:	Vice President

PNC GLOBAL INVESTMENT SERVICING (U.S.) INC.

By:	/s/Susan M. Frasu
Name:	Susan M. Frasu
Title:	Sr. Vice President & Managing Director

Dated:	September 30, 2008